Exhibit 99.1

Integrated Wellness Acquisition Corp Announces Termination of Merger Agreement

NEW YORK, NY – September 27, 2023 (GLOBE NEWSWIRE) - Integrated Wellness Acquisition Corp (NYSE: WEL) (the “Company”) announced that it notified Refreshing USA, LLC that the Company had elected to terminate the Agreement and Plan of Merger among the parties, dated as of February 10, 2023 (the “Merger Agreement”), effective immediately, pursuant to Section 8.1(b) thereof, since the conditions to the closing of the initial business combination were not satisfied or waived by the outside date of July 31, 2023 (the “Termination”). As a result, the Merger Agreement is of no further force and effect, with the exception of certain specified provisions in the Merger Agreement, which shall survive the Termination and remain in full force and effect in accordance with their respective terms. The Company and its sponsor intend to seek alternative ways to consummate an initial business combination.

About Integrated Wellness Acquisition Corp

Integrated Wellness Acquisition Corp (NYSE: WEL) is a special purpose acquisition company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization, or similar business combination with one or more businesses. While Integrated Wellness may pursue an acquisition opportunity in any industry or sector, it intends to focus on businesses in the health, nutrition, fitness, wellness, and beauty sectors and the products, devices, applications, and technology driving growth within these verticals. Integrated Wellness is led by Chief Executive Officer Steven Schapera, Chairman of the Board Antonio Varano Della Vergiliana, Chief Financial Officer James MacPherson, and Chief Operating Officer Robert Quandt. Integrated Wellness’ independent directors include Gael Forterre, Scott Powell, and Hadrien Forterre.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information

Steven Schapera

Chief Executive Officer

Integrated Wellness Acquisition Corp

Email: investor@integratedwellnessholdings.com

Website: www.integratedwellnessholdings.com